Exhibit 99.1

Company Contact:

Pam Scott

Director of Corporate Communications

(509) 777-6393

Red Lion Hotels Reports Third Quarter 2011 Results

and Achieves Strategic Milestones

SPOKANE, WA, November 3, 2011—Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner and franchisor of midscale hotels, today announced its results for the third quarter ended September 30, 2011.

Comparable operating results for the periods included in this release exclude from hotel operations the results of the Red Lion Hotel on Fifth Avenue in Seattle, which was sold in the second quarter of 2011. Following the sale, this property continues to operate as a franchised hotel and, therefore, the company is required to report its financial results in continuing operations.

Third Quarter and Key Subsequent Event Overview:

•	RevPAR for comparable owned and leased hotels increased 3.5 percent year over year

•	ADR for comparable owned and leased hotels increased 0.3 percent compared to prior year

•	Occupancy for comparable owned and leased hotels increased 210 basis points over prior year

•	On a comparable basis, EBITDA from continuing operations before special items decreased $2.3 million compared to prior year

•	Completed acquisition of 10 previously leased hotels

•	Signed three new hotel franchise agreements in New Mexico

•	Completed refinance of maturing debt; closed on expanded credit facility

Total revenue reported during the third quarter was $46.2 million compared to total revenue of $49.8 million in the third quarter of 2010. On a comparable basis, total revenue increased $0.8 million from $45.4 million in the third quarter of 2010. Third quarter 2011 reported net loss from continuing operations was $0.1 million, or $0.01 per share, compared to net income from continuing operations of $3.2 million, or $0.17 per diluted share, for the prior year period. EBITDA from continuing operations before special items for the third quarter of 2011 was $8.2 million, compared to $12.4 million ($10.5 million on a comparable basis) for the third quarter of 2010. Third quarter 2011 results include a $2.2 million impairment charge, which is classified as a special item, related to the Red Lion Colonial Hotel in Helena, MT. The Red Lion Colonial Hotel is classified as an asset held for sale on the balance sheet.

“We were pleased with our RevPAR growth this quarter, particularly when compared with national results among midscale hotels,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “We also achieved several key objectives, all resulting in improving our balance sheet. We refinanced maturing debt on three properties and completed an expanded credit facility. In addition, today we announced the acquisition of ten previously leased properties which was an important strategic move for the company. These actions provide us significant financial and operational flexibility going forward and allow us to focus on the Red Lion brand.”

Summary Results

Operating results for the three and nine months ended September 30, 2011, and September 30, 2010, follow:

($ in thousands, except per share)
	Three months ended September 30,			Nine months ended September 30,
	2011	2010	% change	2011	2010	% change
Total revenue, as reported	$46,212	$49,843	-7.3%	$125,864	$126,600	-0.6%

Results before special items: (1)
EBITDA from continuing operations	$8,238	$12,377	-33.4%	$13,686	$21,798	-37.2%
Net income (loss) from continuing operations	$1,100	$3,157	-65.2%	$(4,033)	$(217)	n/m
Earnings (loss) per share from continuing operations—diluted	$0.06	$0.17	-64.7%	$(0.21)	$(0.01)	n/m
Results as reported:
EBITDA from continuing operations	$6,082	$12,377	-50.9%	$45,079	$20,579	119.1%
Net income (loss) from continuing operations	$(129)	$3,157	-104.1%	$13,861	$(1,003)	n/m
Earnings (loss) per share from continuing operations—diluted	$(0.01)	$0.17	-105.9%	$0.72	$(0.05)	n/m

(1)

Excludes a $2.2 million impairment charge on the Red Lion Colonial Hotel in Helena, MT, recorded in the third quarter of 2011, a $33.5 million gain on the sale of the Seattle Fifth Avenue property recorded in the second quarter of 2011, and $1.2 million of separation costs related to the departure of the company’s former President and Chief Executive Officer recorded in the first quarter of 2010.

In addition, on a comparable basis, key hotel operating metrics and hotel revenues and operating margin for the three and nine months ended September 30, 2011, and September 30, 2010, are highlighted below for owned and leased hotels:

	Three months ended September 30,				Nine months ended September 30,
	2011	2010	change		2011	2010	change
RevPAR (revenue per available room)	$62.22	$60.14	3.5%		$49.85	$48.26	3.3%
ADR (average daily rate)	$87.21	$86.95	0.3%		$82.95	$82.56	0.5%
Occupancy	71.3%	69.2%	210	bps	60.1%	58.4%	170	bps
Hotels revenue:
Rooms	$33,336	$32,224	3.5%		$79,260	$76,723	3.3%
Food and beverage	8,532	8,476	0.7%		24,548	25,160	-2.4%
Other revenue	1,060	1,041	1.8%		2,567	2,506	2.4%

Total hotels revenue	$42,928	$41,741	2.8%		$106,375	$104,389	1.9%

Hotel direct operating margin	26.7%	30.4%			20.5%	23.7%

Third Quarter 2011 Results

In the third quarter of 2011, for comparable hotels, excluding Seattle Fifth Avenue, occupancy increased 210 basis points to 71.3 percent and ADR increased 0.3 percent to $87.21, both contributing to a 3.5 percent increase in comparable RevPAR year over year. Including franchised hotels, a 260 basis point increase in occupancy drove a 3.8 percent increase in system wide RevPAR.

On a comparable hotel basis, EBITDA from continuing operations before special items was $8.2 million for the third quarter compared to $10.5 million in the prior year period. Hotel revenue on a comparable basis of $42.9 million increased 2.9 percent from $41.7 million in the prior year period. Comparable rooms revenue increased approximately $1.1 million or 3.5 percent, primarily due to an increase in occupancy. Food and beverage revenue on a comparable basis was flat compared to the prior year at $8.5 million. Hotel direct operating margin on a comparable basis declined to 26.7 percent from 30.4 percent in the same period in 2010. This decline was driven by an increase in operating expenses including payroll, sales, marketing and maintenance.

Franchise revenue increased to $1.2 million from $1.0 million. Profitability in the segment was impacted by an increase in marketing on behalf of the franchise hotels and costs relating to the company’s subleased and franchised Sacramento property.

Revenue in the entertainment segment decreased to $1.5 million compared to $2.0 million, primarily due to a decline in sales processed through the ticketing division.

Nine Months Ended September 30, 2011 Results

Total revenue on a comparable basis for the nine months ended September 30, 2011 was $119.9 million versus $115.5 million in the prior year period. Comparable revenue from hotels of $106.4 million was up $2.0 million, or 1.9 percent. Comparable hotel direct operating margin declined to 20.5 percent from 23.7 percent in the prior year period, primarily driven by increased labor, sales, marketing, energy and maintenance costs.

RevPAR for comparable hotels increased 3.3 percent driven by a 170 basis point increase in occupancy and a 0.5 percent increase in ADR. Including franchised hotels, system wide RevPAR on a comparable basis for the period increased 4.3 percent due to a 250 basis point increase in occupancy, while ADR remained flat.

Liquidity and Balance Sheet

As of September 30, 2011, the company had $50.9 million in cash and cash equivalents. The company had outstanding debt of $106.4 million, of which $8.4 million is current. This compares to outstanding debt of $126.0 million, of which $43.3 million was current, at December 31, 2010.

Capital expenditures for the nine months ended September 30, 2011, totaled $7.3 million primarily for hotel improvement projects.

On September 13, 2011, the company completed the first step of an expansion of its credit facility with Wells Fargo Bank. Under the secured facility, Red Lion Hotels obtained $18 million in new term debt in addition to the renewal of $12 million outstanding under the original facility. Substantially all of the additional term debt proceeds were used to pay off maturing loans secured by the Red Lion Hotel at the Park in Spokane and the Red Lion Hotel Olympia.

Franchise Update

On September 20, 2011, the company entered into franchise license agreements with the owners of two New Mexico hotels in Farmington and Gallup. The two properties are among a group of hotels beneficially owned by Positive Investments, Inc., which is also the owner of the Red Lion Hotel Oakland International Airport in California. The hotels are expected to convert to the Red Lion brand in the fourth quarter, expanding the company’s western United States footprint from eight states to nine.

Subsequent to the quarter end, on October 10, 2011, the company entered into a third franchise license agreement with Positive Investments, Inc. for a hotel in Grants, NM.

Subsequent Events

On October 11, 2011, the company used cash reserves to retire the maturing debt of $5.0 million secured by the Red Lion Colonial Hotel in Helena, MT.

On October 13, 2011, the company completed its $40 million credit facility with Wells Fargo Bank, making available $10 million in revolving credit, in addition to $30 million in term debt obtained in September 2011.

On November 2, 2011, the company completed a purchase for $37 million of 10 hotels formerly leased from a subsidiary of iStar Financial Inc. Approximately $32 million of the purchase price was funded with cash proceeds received from the sale of Red Lion Hotel on Fifth Avenue and structured as a tax deferred exchange. The transaction will reduce the company’s lease obligations by approximately $4.3 million per year.

Outlook for 2011

The company is reducing its RevPAR guidance for 2011, previously provided on May 5, 2011, based on the outlook for the markets in which the company operates and information available today:

•	Full year 2011 RevPAR for comparable company owned and leased hotels is expected to increase 1 to 3 percent over 2010 on an annual basis.

•	The company expects to invest approximately $10 million in capital improvements in 2011.

Conference Call Information

The company will conduct a conference call on November 3, 2011, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon E. Eliassen and Executive Vice President and Chief Financial Officer Julie Shiflett. Executive Vice President and Chief Operating Officer George Schweitzer will also be available to answer questions.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1085. International callers should dial (612) 234-9960.

This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:00 p.m. Pacific Time on November 3, 2011, through December 3, 2011 at (800) 475-6701 or (320) 365-3844 (International) access code – 221163. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of September 30, 2011, the RLH hotel network was comprised of 44 hotels located in eight states and one Canadian province, with 8,457 rooms and 424,387 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes)

	Three months ended September 30,
	2011	2010	$ Change	% Change
Revenue:
Hotels	$42,928	$46,221	$(3,293)	-7.1%
Franchise	1,218	999	219	21.9%
Entertainment	1,499	2,048	(549)	-26.8%
Other	567	575	(8)	-1.4%

Total revenues	46,212	49,843	(3,631)	-7.3%

Operating expenses:
Hotels	31,448	31,652	(204)	-0.6%
Franchise	1,178	789	389	49.3%
Entertainment	1,484	1,545	(61)	-3.9%
Other	383	438	(55)	-12.6%
Depreciation and amortization	4,430	5,216	(786)	-15.1%
Hotel facility and land lease	2,174	1,987	187	9.4%
Impairment charge (1)	2,156	—	2,156	n/m
Loss (gain) on asset dispositions, net	(115)	(118)	(3)	2.5%
Undistributed corporate expenses	1,457	1,431	26	1.8%

Total expenses	44,595	42,940	1,655	3.9%

Operating income (loss)	1,617	6,903	(5,286)	-76.6%
Other income (expense):
Interest expense	(1,997)	(2,282)	(285)	-12.5%
Other income, net	28	265	(237)	-89.4%

Income (loss) before income taxes	(352)	4,886	(5,238)	107.2%
Income tax (benefit) expense	(223)	1,729	(1,952)	-112.9%

Net income (loss) from continuing operations	(129)	3,157	(3,286)	-104.1%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of ($36)	—	(68)	68	100.0%
Income (loss) on disposal of discontinued business units, net of income tax (benefit) expense of ($20)	—	(38)	38	0.0%

Net income (loss) from discontinued operations	—	(106)	106	100.0%

Net income (loss)	(129)	3,051	(3,180)	104.2%

Less: Net income or loss attributable to noncontrolling interest	7	(7)	14	n/m

Net income (loss) attributable to Red Lion Hotels Corporation (1)	$(122)	$3,044	$(3,166)	104.0%

Earnings per share—basic
Net income (loss) from continuing operations	$(0.01)	0.17
Net Income (loss) from discontinued operations	$—	(0.01)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.01)	0.16
Weighted average shares—basic (2)	19,089	18,514
Earnings per share—diluted
Net income (loss) from continuing operations	$(0.01)	0.17
Net Income (loss) from discontinued operations	$0.00	(0.01)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.01)	0.16
Weighted average shares—diluted (2)	19,089	18,710
EBITDA (1,3)	$6,082	$12,221	$(6,139)	-50.2%
EBITDA as a percentage of revenues	13.2%	24.5%
EBITDA from continuing operations (1,3)	$6,082	$12,377	$(6,295)	-50.9%
EBITDA from continuing operations as a percentage of revenues	13.2%	24.8%

(1)	Includes an impairment charge of $2.2 million of a hotel property located in Helena, Montana as discussed further in this release under Disclosure of Special Items.
(2)

For the three months ended September 30, 2011 none of the 333,551 options to purchase common shares outstanding as of that date were considered dilutive for the period, as were none of the 300,027 restricted stock units outstanding and none of the 44,837 convertible operating partnership units due to the net loss during the period. For the three months ended September 30, 2010, 109,924 of the 793,083 options to purchase common shares outstanding as of that date were considered dilutive as were 42,619 of the 229,547 restricted stock units outstanding and all of the 44,837 operating partnership units.

(3)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes)

	Nine months ended September 30,
	2011	2010	$ Change	% Change
Revenue:
Hotels	$112,362	$115,473	$(3,111)	-2.7%
Franchise	2,870	2,446	424	17.3%
Entertainment	8,940	6,866	2,074	30.2%
Other	1,692	1,815	(123)	-6.8%

Total revenues	125,864	126,600	(736)	-0.6%

Operating expenses:
Hotels	89,230	86,864	2,366	2.7%
Franchise	3,142	2,177	965	44.3%
Entertainment	8,236	5,544	2,692	48.6%
Other	1,209	1,275	(66)	-5.2%
Depreciation and amortization	14,493	15,590	(1,097)	-7.0%
Hotel facility and land lease	6,473	5,512	961	17.4%
Impairment charge (1)	2,156	—	2,156	n/m
Loss (gain) on asset dispositions, net (2)	(33,698)	(273)	33,425	n/m
Undistributed corporate expenses (3)	4,355	5,237	(882)	-16.8%

Total expenses	95,596	121,926	(26,330)	-21.6%

Operating income (loss)	30,268	4,674	25,594	n/m
Other income (expense):
Interest expense	(6,570)	(6,832)	262	3.8%
Other income, net	414	312	102	32.7%

Income (loss) before income taxes	24,112	(1,846)	25,958	n/m
Income tax (benefit) expense	10,251	(843)	(11,094)	n/m

Net income (loss) from continuing operations	13,861	(1,003)	14,864	n/m

Discontinued operations:
Income (loss) from operations of discontinued business units,
net of income tax (benefit) expense of ($181)	—	(351)	351	100.0%
Income (loss) on disposal of discontinued business units,
net of income tax (benefit) expense of ($20)	—	(38)	38	0.0%

Net income (loss) from discontinued operations	—	(389)	389	100.0%

Net income (loss)	13,861	(1,392)	15,253	n/m

Less: Net income or loss attributable to noncontrolling interest	(96)	3	(99)	n/m

Net income (loss) attributable to Red Lion Hotels Corporation (1,2,3)	$13,765	$(1,389)	$15,154	n/m

Earnings per share—basic
Net income (loss) from continuing operations	$0.73	$(0.05)
Net Income (loss) from discontinued operations	$—	$(0.02)
Net income (loss) attributable to Red Lion Hotels Corporation	$0.72	$(0.07)
Weighted average shares—basic (4)	19,029	18,402

Earnings per share—diluted
Net income (loss) from continuing operations	$0.72	$(0.05)
Net Income (loss) from discontinued operations	$0.00	$(0.02)
Net income (loss) attributable to Red Lion Hotels Corporation	$0.72	$(0.07)
Weighted average shares—diluted (4)	19,170	18,402
EBITDA (1,2,3,5)	$45,079	$20,021	$25,058	125.2%
EBITDA as a percentage of revenues	35.8%	15.8%
EBITDA from continuing operations (1,2,3,5)	$45,079	$20,579	$24,500	119.1%
EBITDA from continuing operations as a percentage of revenues	35.8%	16.3%

(1)	Includes an impairment charge of $2.2 million of a hotel property located in Helena, Montana as discussed further in this release under Disclosure of Special Items.
(2)	Includes $33.5 million gain on the sale of hotel property located in Seattle, as discussed further in this release under Disclosure of Special Items.
(3)

Includes $1.2 million of cash and non-cash expense recorded in the first quarter of 2010 related to the separation of the company’s former President and CEO, as discussed further in this release under Disclosure of Special Items.

(4)

For the nine months ended September 30, 2011, 38,849 of the 333,551 options to purchase common shares outstanding as of that date were considered dilutive as were 86,733 of the 300,027 restricted stock units outstanding and 14,946 of the 44,837 convertible operating partnership units. For the nine months ended September 30, 2010, none of the 793,083 options to purchase common shares, 229,547 restricted stock units outstanding, or 44,837 OP units as of that date were considered dilutive due to the loss for the period.

(5)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	September 30, 2011	December 31, 2010
Assets:
Current assets:
Cash and cash equivalents	$46,036	$4,012
Restricted cash	4,817	4,120
Accounts receivable, net	8,167	5,985
Inventories	1,403	1,328
Prepaid expenses and other	2,928	1,937
Assets held for sale	7,663	—

Total current assets	71,014	17,382

Property and equipment, net	227,433	272,030
Goodwill	22,749	28,042
Intangible assets, net	7,949	7,984
Other assets, net	6,344	6,044

Total assets	$335,489	$331,482

Liabilities:
Current liabilities:
Accounts payable	$5,395	$7,146
Income taxes payable	418	—
Accrued payroll and related benefits	3,756	4,367
Accrued interest payable	251	276
Advance deposits	453	487
Other accrued expenses	11,026	10,178
Revolving credit facility	—	18,000
Long-term debt, due within one year	8,375	25,275

Total current liabilities	29,674	65,729

Long-term debt, due after one year	67,208	51,877
Deferred income	4,767	4,859
Deferred income taxes	16,898	7,427
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	149,372	160,717

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,094,948 and 18,869,254 shares issued and outstanding	191	189
Additional paid-in capital, common stock	148,358	146,834
Retained earnings	37,502	23,737

Total Red Lion Hotels Corporation stockholders’ equity	186,051	170,760
Noncontrolling interest	66	5

Total equity	186,117	170,765

Total liabilities and stockholders’ equity	$335,489	$331,482

Red Lion Hotels Corporation

Consolidated Statement of Cash Flows

(unaudited)

($ in thousands)

	Nine months ended September 30,
	2011	2010
Operating activities:
Net income (loss)	$13,861	$(1,392)
Adjustments to reconcile net income (loss) attributable to Red Lion Hotels Corporation to net cash provided by (used in) operating activities:
Depreciation and amortization	14,493	15,624
Gain on disposition of property, equipment and other assets, net	(33,698)	(273)
Impairment charge	2,156	58
Deferred income tax provision (benefit)	9,536	(1,254)
Equity in investments	36	11
Stock based compensation expense	959	1,341
Provision for doubtful accounts	159	196
Change in current assets and liabilities:
Restricted cash	(1,373)	(1,842)
Accounts receivable	(1,665)	(2,171)
Inventories	(113)	21
Prepaid expenses and other	(991)	680
Accounts payable	(1,751)	3,490
Income taxes payable	418	—
Accrued payroll and related benefits	(611)	1,252
Accrued interest payable	(25)	(55)
Deferred income	275	—
Other accrued expenses and advance deposits	798	2,713

Net cash (used in) provided by operating activities	2,464	18,399

Investing activities:
Purchases of property and equipment	(7,260)	(7,902)
Proceeds from disposition of property and equipment	68,343	100
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	(732)	395

Net cash (used in) provided by investing activities	60,324	(7,434)

Financing activities:
Borrowings on revolving credit facility	10,000	10,500
Borrowings on long-term debt	18,042	—
Repayment of revolving credit facility	—	(20,500)
Retirement of revolving credit facility	(28,000)	—
Repayment of long-term debt	(19,611)	(2,358)
Distribution to operating partnership unit holders	(35)	—
Proceeds from stock options exercised	513	800
Proceeds from issuance of common stock under employee stock purchase plan	129	130
Additions to deferred financing costs	(1,662)	(292)
Common stock redeemed	(140)	(84)

Net cash (used in) provided by financing activities	(20,764)	(11,804)

Net change in cash from operating activities of discontinued operations	—	4

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	42,024	(835)
Cash and cash equivalents at beginning of period	4,012	3,881

Cash and cash equivalents at end of period	$46,036	$3,046

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of September 30, 2011

			Meeting Space
	Hotels	Rooms	(sq. ft.)
Red Lion Owned and Leased Hotels (1)	30	5,824	290,766
Red Lion Franchised Hotels (1)	14	2,633	133,621

Total Red Lion Hotels	44	8,457	424,387

Comparable Hotel Statistics (1)
	Three months ended September 30, 2011			Three months ended September 30, 2010
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)
Owned and Leased Hotels	71.3%	$87.21	$62.22	69.2%	$86.95	$60.14
Franchised Hotels	78.1%	$89.98	$70.31	74.3%	$90.51	$67.26

Total System Wide	73.1%	$87.99	$64.36	70.5%	$87.95	$62.03

Change from prior comparative period:
Owned and Leased Hotels	2.1	0.3%	3.5%
Franchised Hotels	3.8	-0.6%	4.5%

Total System Wide	2.6	0.0%	3.8%

	Nine months ended September 30, 2011			Nine months ended September 30, 2010
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)
Owned and Leased Hotels	60.1%	$82.95	$49.85	58.4%	$82.56	$48.26
Franchised Hotels	67.4%	$86.73	$58.45	62.4%	$87.87	$54.81

Total System Wide	62.0%	$84.04	$52.13	59.5%	$84.03	$49.99

Change from prior comparative period:
Owned and Leased Hotels	1.7	0.5%	3.3%
Franchised Hotels	5.0	-1.3%	6.6%

Total System Wide	2.5	0.0%	4.3%

(1)

Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Seattle property has been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown

(2)

Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Data

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results for the entirety of the reporting periods being compared.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Comparable total revenue (2)	$46,212	$45,363	$119,877	$115,516
Comparable hotel revenue (2)	42,928	41,741	106,375	104,387
Comparable hotel operating expense (3)	31,448	29,038	84,591	79,667
Comparable hotel direct operating profit (1)	11,480	12,703	21,784	24,720
Comparable hotel direct operating margin (1)	26.7%	30.4%	20.5%	23.7%
Comparable total EBITDA before special items (4)	$8,238	$10,510	$11,985	$17,911

(1)

Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP margins are calculated using amounts presented in the consolidated statements of operations. Comparable margins are calculated using amounts presented in the table above.

(2)	The re1conciliation of total and hotel revenue per the consolidated statements of operations to comparable total and hotel revenue is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Total revenue per the consolidated statements of operations	$46,212	$49,843	$125,864	$126,600
less: Revenue from Seattle Fifth Avenue property	—	(4,480)	(5,987)	(11,086)

Comparable total revenue	$46,212	$45,363	$119,877	$115,514
Hotel revenue per the consolidated statements of operations	$42,928	$46,221	$112,362	$115,473
less: Revenue from Seattle Fifth Avenue property	—	(4,480)	(5,987)	(11,086)

Comparable hotel revenue	$42,928	$41,741	$106,375	$104,387

(3)	The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Hotel operating expense per the consolidated statements of operations	$31,448	$31,652	$89,230	$86,864
less: Operating expense from Seattle Fifth Avenue property	—	(2,615)	(4,639)	(7,197)

Comparable hotel operating expense	$31,448	$29,037	$84,591	$79,667

(4)	The reconciliation of EBITDA before special items per the table titled “Disclosure of Special Items” to comparable total EBITDA before special items is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
EBITDA before special items per the table “Disclosure of Special Items”	$8,238	$12,377	$13,686	$21,798
less: EBITDA of Seattle Fifth Avenue property	—	(1,867)	(1,701)	(3,887)

Comparable total EBITDA before special items	$8,238	$10,510	$11,985	$17,911

Red Lion Hotels Corporation

Disclosure of Special Items

(unaudited)

During the third quarter 2011, the Company recorded a $2.2 million impairment charge related to its Red Lion Colonial Hotel in Helena, Montana. Additionally, in the second quarter 2011, the Company recorded a $33.5 million gain from the sale of its Red Lion Hotel on Fifth Avenue in Seattle, Washington. In the first quarter of 2010, the Company recorded an expense of $1.2 million resulting from the separation of the Company’s former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the three and nine months ended September 30, 2011 compared to 2010 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of certain earnings measures before special items to net income /(loss) from continuing operations.

	Three months ended September 30, 2011			Three months ended September 30, 2010
($ in thousands except per share data)	Net income /(loss) from continuing operations	EBITDA	Diluted EPS	Net income /(loss) from continuing operations	EBITDA	Diluted EPS
Amount before special items	$1,100	$8,238	$0.06	$3,157	$12,377	$0.17
Special items:
Impairment charge (1)	(2,156)	(2,156)	(0.11)
Income tax benefit (expense) of special items, net (4)	927	—	0.04

Amount per consolidated statement of operations	$(129)	$6,082	$(0.01)	$3,157	$12,377	$0.17

	Nine months ended September 30, 2011			Nine months ended September 30, 2010
($ in thousands except per share data)	Net income /(loss) from continuing operations	EBITDA	Diluted EPS	Net income /(loss) from continuing operations	EBITDA	Diluted EPS
Amount before special items	$(4,033)	$13,686	$(0.21)	$(217)	$21,798	$(0.01)
Special items:
Impairment charge (1)	(2,156)	(2,156)	(0.11)
Gain on asset disposition (2)	33,549	33,549	1.75
Separation costs (3)				(1,219)	(1,219)	(0.06)
Income tax benefit (expense) of special items, net (4)	(13,499)		(0.71)	433		0.02

Amount per consolidated statement of operations	$13,861	$45,079	$0.72	$(1,003)	$20,579	$(0.05)

(1)	Amount as included in the line item “Impairment charge” on the accompanying consolidated statements of operations.
(2)	Amount as included in the line item “Loss (gain) on asset dispositions, net” on the accompanying consolidated statements of operations.
(3)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.
(4)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
EBITDA	$6,082	$12,221	$45,079	$20,021
Income tax benefit (expense)	223	(1,674)	(10,251)	1,046
Interest expense	(1,997)	(2,282)	(6,570)	(6,832)
Depreciation and amortization	(4,430)	(5,221)	(14,493)	(15,624)

Net income (loss) attributable to Red Lion Hotels Corporation	$(122)	$3,044	$13,765	$(1,389)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
EBITDA from continuing operations	$6,082	$12,377	$45,079	$20,579
Income tax benefit (expense)	223	(1,729)	(10,251)	843
Interest expense	(1,997)	(2,282)	(6,570)	(6,832)
Depreciation and amortization	(4,430)	(5,216)	(14,493)	(15,590)
Discontinued operations, net of tax	—	(106)	—	(389)

Net income (loss) attributable to Red Lion Hotels Corporation	$(122)	$3,044	$13,765	$(1,389)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.